Exhibit 99.1

GSV Capital Corp. Announces Expiration and Final Results of Tender Offer for Its Outstanding 5.25% Convertible Senior Notes due 2018

WOODSIDE, Calif., January 17, 2018 (GLOBE NEWSWIRE) -- GSV Capital Corp. (“GSV Capital” or the “Company”) (Nasdaq:GSVC) announced today the expiration and final results of the Company’s previously announced offer to purchase (the “Tender Offer”) for cash any and all of its outstanding 5.25% Convertible Senior Notes due 2018 (CUSIP No. 36191J AB7) (the “Notes”).

The Tender Offer expired at 12:00 midnight, New York City time, on January 17, 2018 (one minute after 11:59 p.m., New York City time, on January 16, 2018). As of the expiration date of the Tender Offer, $4,820,000 aggregate principal amount of the Notes, representing approximately 7.0% of the outstanding Notes, were validly tendered and not validly withdrawn pursuant to the Tender Offer. The Company has accepted for purchase all Notes that were validly tendered and not validly withdrawn pursuant to the Tender Offer at a purchase price equal to $1,005.00 per $1,000 principal amount of Notes (plus accrued and unpaid interest on such Notes, if any, from September 15, 2017, up to, but not including, the settlement date). The Company expects the settlement date of the Tender Offer to be January 19, 2018.

Following settlement of the Tender Offer, approximately $64,180,000 aggregate principal amount of Notes will remain outstanding.

Global Bondholder Services Corporation served as the information agent and the depositary for the Tender Offer.

This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any Notes. The Tender Offer is being made solely pursuant to the Offer to Purchase, the Letter of Transmittal and related materials, as they may be amended or supplemented. Holders of the Notes should read the Company’s commencement Tender Offer statement on Schedule TO filed with the SEC on December 15, 2017 in connection with the Tender Offer, which includes as exhibits the Offer to Purchase, the Letter of Transmittal and related materials, as well as any amendments or supplements to the Schedule TO. Each of these documents has been filed with the SEC, and holders of the Notes may obtain them for free from the SEC at its website (www.sec.gov) or from the Company’s information agent in connection with the Tender Offer at (212) 430-3774 (US toll-free) or (866) 470-4200 (collect).

About GSV Capital Corp.

GSV Capital Corp. (GSVC) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. Led by industry veteran Michael Moe and CEO Mark Klein, the fund seeks to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. GSV Capital is headquartered in Woodside, CA. www.gsvcap.com

Follow GSV Capital on Twitter: @gsvcap

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of our future performance, condition or results of operations and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the SEC. GSV Capital Corp. undertakes no duty to update any forward-looking statements made herein, unless required to do so by law.

Contact

GSV Capital Corp.

(650) 235-4769

IR@gsvam.com